Exhibit 99.1
CR-09-22
THE GEO GROUP CLOSES ACQUISITION OF JUST CARE, INC.
•	GEO Care, Inc. Closes Just Care, Inc. Acquisition for Approximately $40.0 Million

•	Just Care, Inc. Manages 354-bed Columbia Regional Care Center in South Carolina

•	Acquisition to Add $30.0 Million in Annual Revenues and $0.04 in Annual EPS
Boca Raton, Fla. — October 1, 2009 — The GEO Group (NYSE:GEO) (“GEO”), a world leader in the delivery of correctional, detention, and mental health services, announced today the successful closing of the previously announced acquisition by its mental health subsidiary, GEO Care, Inc. (“GEO Care”) of Just Care, Inc. (“Just Care”), a provider of detention healthcare focusing on the delivery of medical and mental health services, for approximately $40.0 million.
Just Care Operations
Just Care manages the 354-bed Columbia Regional Care Center (the “Facility”) located in Columbia, South Carolina. The Facility houses medical and mental health residents for the State of South Carolina and the State of Georgia as well as special needs detainees under custody of the U.S. Marshals Service and U.S. Immigration and Customs Enforcement. The Facility is operated by Just Care under a long-term lease with the State of South Carolina. The Facility generates operating margins comparable to GEO’s leased facilities. The acquisition of Just Care is expected to add approximately $30.0 million in annual revenues to GEO Care’s operations and to be accretive by approximately $0.04 per share on an annualized basis.
George C. Zoley, Chairman and CEO of GEO stated, “We are very pleased with the successful closing of our previously announced acquisition of Just Care, which is an excellent strategic fit for our mental health business unit GEO Care and will help to promote our long term growth objectives. We have broadened our delivery platform as well as our client base through this important transaction. Just Care along with its management team has done an exemplary job in developing its business over the past ten years, and we plan to continue with such efforts going forward.”
Acquisition Financing
GEO financed the acquisition with free cash flow and borrowings available under its Senior Revolving Credit Facility (the “Revolver”), which currently bears interest at LIBOR plus 2.00% and matures in September 2010. GEO expects to refinance and expand the Revolver later this year.
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N E W S R E L E A S E
About The GEO Group
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 63 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds, including projects under development.
Safe Harbor Statement
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to close on the acquisition of Just Care, Inc. in the fourth quarter of 2009; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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